Exhibit 1.1

EXECUTION VERSION

$150,000,000

MOLYCORP, INC.

5.50% CONVERTIBLE SENIOR NOTES DUE 2018

UNDERWRITING AGREEMENT

January 24, 2013

January 24, 2013

Morgan Stanley & Co. LLC

J.P. Morgan Securities LLC

As Representatives of the several Underwriters named in Schedule I hereto

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

Molycorp, Inc., a Delaware corporation (the “Company”), subject to the terms and conditions stated herein, proposes to issue and sell to the several Underwriters named in Schedule I hereto (the “Underwriters”), for whom you are acting as representatives (the “Representatives”), $150,000,000 aggregate principal amount of its 5.50% Convertible Senior Notes due 2018 (the “Firm Securities”) to be issued pursuant to the provisions of an Indenture dated as of August 22, 2012 (the “Base Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by a Second Supplemental Indenture to be dated as of the Initial Closing Date (as defined herein) between the Company and the Trustee (as so supplemented, the “Indenture”).  The Company also proposes to issue and sell to the several Underwriters not more than an additional $22,500,000 aggregate principal amount of its 5.50% Convertible Senior Notes due 2018 (the “Additional Securities”), if and to the extent that the Representatives, as managers of the offering, shall have determined to exercise, on behalf of the Underwriters, the right to purchase Additional Securities pursuant to the option granted to the Underwriters in Section 2 hereof.  The Firm Securities and the Additional Securities are hereinafter collectively referred to as the “Securities.”  The Securities will be convertible into cash, shares of common stock, par value $0.001, of the Company (“Common Stock”) or a combination of cash and shares of Common Stock, at the option of the Company.  As used herein, “Underlying Securities” means the shares of Common Stock, if any, into which the Securities are convertible.  If the firm or firms listed in Schedule I hereto include only the Representatives, then the terms “Underwriters” and “Representatives” as used herein shall each be deemed to refer to such firm or firms.

EXECUTION VERSION

Concurrently with the issuance of the Securities, an aggregate of 45,166,666 shares of Common Stock are being offered in an offering registered under the Securities Act of 1933, as amended (the “Securities Act”), by means of a prospectus supplement and related prospectus, of which (i) an aggregate of 37,500,000 shares of Common Stock (the “Firm Primary Shares”) are being offered and sold by the Company to the several underwriters named in the underwriting agreement for such offering (the “Common Stock Underwriters”), and (ii) up to 7,666,666 shares of Common Stock (the “Borrowed Shares”) are being issued and loaned by the Company to Morgan Stanley Capital Services LLC (“Borrower”) pursuant to and upon the terms set forth in the share lending agreement (the “Share Lending Agreement”), dated as of January 24, 2013, between the Company and the Borrower.  The Company also proposes to issue and sell to the several Common Stock Underwriters not more than an aggregate of 5,625,000 additional shares of Common Stock (the “Additional Primary Shares”), if and to the extent that the representatives of the Common Stock Underwriters shall have determined to exercise, on behalf of the Common Stock Underwriters, the right to purchase Additional Primary Shares pursuant to the option granted to the Common Stock Underwriters.  The Firm Primary Shares and the Additional Primary Shares are hereinafter collectively referred to as the “Primary Shares.”

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File No. 333-183336), including a prospectus relating to the securities (the “Shelf Securities”), including the Securities, to be issued from time to time by the Company.  The registration statement, as amended to the date of this agreement (this “Agreement”), including the financial statements and exhibits thereto, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430B under the Securities Act, is hereinafter referred to as the “Registration Statement,” and the related prospectus covering the Shelf Securities dated August 16, 2012 in the form first used by the Underwriters to confirm sales of Securities (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Basic Prospectus.”  The Basic Prospectus, as supplemented by the prospectus supplement specifically relating to the Securities and the Underlying Securities in the form first used to confirm sales of the Securities (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Prospectus,” and the term “preliminary prospectus” means any preliminary form of the Prospectus.

For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act, “Time of Sale Prospectus” means the preliminary prospectus dated January 24, 2013, together with the free writing prospectuses, if any, each identified in Schedule II hereto, and “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) under the Securities Act that has been made available without restriction to any person.  As used herein, the terms “Registration Statement,” “Basic Prospectus,” “preliminary prospectus,” “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein as of the date hereof.  The terms “supplement,” “amendment,” and “amend” as used herein with respect to the Registration Statement, the Basic Prospectus, the Time of Sale Prospectus, any preliminary prospectus or the Prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.  For purposes of this Agreement, the “Applicable Time” is 6:00 p.m. (New York City time) on the date of this Agreement.

1.                                      Representations and Warranties of the Company.  The Company represents and warrants to and agrees with each of the Underwriters that:

(a)                                 The Registration Statement has become effective upon filing; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or, to the knowledge of the Company, threatened by the Commission.  If the Registration Statement is an automatic shelf registration statement as defined in Rule 405 under the Securities Act, the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) eligible to use the Registration Statement as an automatic shelf registration statement and the Company has not received notice that the Commission objects to the use of the Registration Statement as an automatic shelf registration statement.

(b)                                 (i) Each part of the Registration Statement, when such part became effective, did not contain, and each such part, as amended or supplemented on or prior to the Closing Date, if applicable, will not, as of the applicable filing date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) the Registration Statement as of the date hereof does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (iii) the Registration Statement, when it became effective, complied and, as amended or supplemented on or prior to the Closing Date, if applicable, will, as of the applicable filing date of such amendment or supplement, comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder; (iv) the Time of Sale Prospectus, as of the Applicable Time, did not, and as of the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; (v) each broadly available road show, if any, when considered together with the Time of Sale Prospectus, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; (vi) the Prospectus, as of its date, did not contain, and, as of the Closing Date, will not contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (vii) the Prospectus, as of its date, complied in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Registration Statement, the Time of Sale Prospectus, any broadly available roadshow or the Prospectus (A) based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use therein or (B) relating to that part of the Registration Statement that constitutes the Statement of Eligibility and Qualifications (Form T-1) under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

(c)                                  The Company is not an “ineligible issuer” in connection with the offering of the Securities pursuant to Rules 164, 405 and 433 under the Securities Act.  Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder.  Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or on behalf of or used or referred to by the Company complied or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder.  Except for the free writing prospectuses, if any, identified in Schedule II hereto, and electronic road shows, if any, each furnished to the Representatives before first use, the Company has not prepared, used or referred to, and will not, without the Representatives’ prior consent, prepare, use or refer to, any free writing prospectus.

(d)                                 The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Time of Sale Prospectus and to enter into and perform its obligations under this Agreement, the Indenture and the Securities (including, without limitation, the issuance and delivery of the Securities and any Underlying Securities issuable upon conversion of the Securities), and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business as currently conducted or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(e)                                  Each subsidiary of the Company has been duly organized, is validly existing as a corporation or limited liability company in good standing (to the extent such concept is recognized in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has the corporate or limited liability company power and authority to own its property and to conduct its business as described in the Time of Sale Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business as currently conducted or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole; all of the issued shares of capital stock or other equity interests of each wholly-owned subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims except those liens, encumbrances, equities or claims (i) securing the Company’s obligations under its outstanding 10.0% Senior Secured Notes due 2020, (ii) that are described in the Time of Sale Prospectus, or (iii) that would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(f)                                   As of September 30, 2012, Molycorp Minerals, LLC, Molycorp Silmet AS, Molycorp Minerals Canada ULC (formerly Neo Material Technologies Inc.) (“Neo”), PP IV Mountain Pass Inc., PP IV Mountain Pass II, Inc. and RCF IV Speedwagon Inc. are the only Significant Subsidiaries of the Company (as such term is defined in Rule 1-02 of Regulation S-X).

(g)                                  This Agreement has been duly authorized, executed and delivered by the Company.

(h)                                 The authorized capital stock of the Company conforms in all material respects as to legal matters to the description thereof contained in each of the Time of Sale Prospectus and the Prospectus.

(i)                                     The shares of Common Stock outstanding prior to the issuance of the Securities have been duly authorized and are validly issued, fully paid and non-assessable.

(j)                                    The Securities have been duly authorized by the Company and, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of this Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability, and will be entitled to the benefits of the Indenture pursuant to which such Securities are to be issued.

(k)                                 The maximum number of Underlying Securities initially issuable upon conversion of the Securities (including the maximum number of shares of Common Stock that may be issued upon conversion of the Securities in connection with a make-whole fundamental change, assuming the Company elects to issue and deliver solely shares of Common Stock in respect of all such conversions) (the “Maximum Number of Underlying Securities”) have been duly authorized and reserved and, when issued upon conversion of the Securities in accordance with the terms of the Securities, will be validly issued, fully paid and non-assessable, and the issuance of the Underlying Securities will not be subject to any preemptive or similar rights.

(l)                                     The Indenture has been duly authorized by the Company, and when the Indenture is executed and delivered by the Company and the Trustee, assuming due authorization by the Trustee, the Indenture will constitute a valid and binding agreement of the Company, enforceable in accordance with its terms against the Company, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(m)                             The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the Indenture and the Securities (including, without limitation, the issuance and delivery of the Securities and any Underlying Securities issuable upon conversion of the Securities) will not contravene any provision of (i) applicable law; (ii) the certificate of incorporation or bylaws of the Company; (iii) any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole; or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, except in the case of clauses (i), (iii) and (iv), any such contravention as would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the power or ability of the Company to perform its obligations under this Agreement (including, without limitation, the issuance and delivery of the Securities) or to consummate the transactions contemplated by the Time of Sale Prospectus.  No consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, the Indenture or the Securities (including, without limitation, the issuance and delivery of the Securities and any Underlying Securities issuable upon conversion of the Securities), except for (a) as have or will be been made or obtained under the Securities Act, the Exchange

Act or the Trust Indenture Act, and (b) such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities.

(n)                                 There has not occurred any material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus.

(o)                                 There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject (i) other than proceedings accurately described in all material respects in the Time of Sale Prospectus and proceedings that would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the power or ability of the Company to perform its obligations under this Agreement, the Indenture or the Securities (including, without limitation, the issuance and delivery of the Securities and any Underlying Securities issuable upon conversion of the Securities) or to consummate the transactions contemplated by the Time of Sale Prospectus or (ii) that are required to be described in the Registration Statement or the Prospectus and are not so described; and, to the knowledge of the Company, there are no statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.

(p)                                 The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Time of Sale Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(q)                                 Except as disclosed in the Time of Sale Prospectus, the Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment and surface mining, including any related reclamation, hazardous toxic substances or wastes, pollutants or contaminants (“Environmental and Mining Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental and Mining Laws to conduct their respective businesses as such businesses are described in the Time of Sale Prospectus and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except, with respect to clauses (i), (ii) or (iii), where such noncompliance with Environmental and Mining Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(r)                                    Except as disclosed in the Time of Sale Prospectus, to the knowledge of the Company, neither the Company nor any of its subsidiaries has incurred any material costs or liabilities associated with Environmental and Mining Laws (including, without limitation, any capital or operating expenditures by the Company or its subsidiaries required for clean-up, closure of properties or compliance with Environmental and Mining Laws or any permit, license or approval) that would, singly or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(s)                                   Except as disclosed in the Time of Sale Prospectus, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the Securities registered pursuant to the Registration Statement.

(t)                                    None of the Company, any of its subsidiaries, or any directors, officers, or, to the knowledge of the Company, any employees, agents or representatives of the Company or of any of its subsidiaries, has:  (i) used any of the Company’s or its subsidiaries’ funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from the Company’s or any of its subsidiaries’ funds; (iii) violated or is in violation of any provision of any applicable anti-corruption laws; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment; and the Company and its subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws.

(u)                                 To the knowledge of the Company, the operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(v)                                 (i)  None of the Company nor any of its subsidiaries (collectively, the “Entity”) or, to the knowledge of the Company, any director, officer, employee, agent, affiliate or representative of the Entity, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(A)  the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or other relevant sanctions authority (collectively, “Sanctions”), or

(B)  located, organized or resident in Burma/Myanmar, Cuba, Iran, Libya, North Korea, Sudan and Syria.

(ii)  The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A)  to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B)  in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(w)                               Subsequent to the respective dates as of which information is given in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus, (i) the Company and its subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction; (ii) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; and (iii) there has not been any material change in the capital stock of the Company or short-term debt or long-term debt of the Company and its subsidiaries, taken as a whole, except in each case as described in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus, respectively.

(x)                                 The Company and its subsidiaries have good and marketable title in fee simple to all real property, and good and marketable title to all personal property, owned by them that is material to the business of the Company and its subsidiaries taken as a whole, in each case free and clear of all liens, encumbrances and defects except such as are described in the Time of Sale Prospectus or such as do not materially and adversely affect the value of such property and do not materially and adversely interfere with the use made and proposed in the Time of Sale Prospectus to be made of such property by the Company and its subsidiaries or the ability of the Company to perform its obligations under this Agreement, the Indenture or the Securities; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as do not materially and adversely interfere with the use made and proposed in the Time of Sale Prospectus to be made of such property and buildings by the Company and its subsidiaries, in each case except as described in the Time of Sale Prospectus.

(y)                                 The Company and its subsidiaries own or possess, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, and, except as disclosed in the Time of Sale Prospectus, neither the Company nor any of its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(z)                                  No material labor dispute with the employees of the Company or any of its subsidiaries exists, except as described in the Time of Sale Prospectus, or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(aa)                          The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged; neither the Company nor any of its subsidiaries has been refused any insurance coverage sought or applied for; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, except as described in the Time of Sale Prospectus.

(bb)                          Except as disclosed in the Time of Sale Prospectus, the Company and its subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses as such businesses are described in the Time of Sale Prospectus, and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if such proceeding results in an unfavorable decision, ruling or finding against the Company, would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, except as described in the Time of Sale Prospectus.

(cc)                            The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement is accurate. Except as described in the Time of Sale Prospectus, since the end of the Company’s most recent audited fiscal year, (i) the Company is not aware of any material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting has occurred that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the Company’s internal control over financial reporting.

(dd)                          The Company and each of its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof (except where the failure to file would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole) and have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or, except as currently being contested in good faith and for which reserves required by GAAP (or with respect to Neo or any of its subsidiaries, International Financial Reporting Standards or generally accepted accounting principles in Canada, as the case may be) have been created in the financial statements of the Company), and no tax deficiency has been determined adversely to the Company or any of its subsidiaries that has had (nor does the Company nor any of its subsidiaries have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to the

Company or its subsidiaries and which would reasonably be expected to have) a material adverse effect on the Company and its subsidiaries, taken as a whole.

(ee)                            The financial statements of the Company and its subsidiaries, together with the related schedules and notes, incorporated by reference in the Time of Sale Prospectus and the Final Prospectus (i) present fairly in all material respects the consolidated financial position of the entities to which they relate as of and at the dates indicated and the results of their operations and cash flows for the periods specified and (ii) have been prepared in accordance GAAP applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto.

(ff)                              The financial statements of Neo (including its predecessor) and its subsidiaries, together with the related schedules and notes, incorporated by reference in the Time of Sale Prospectus and the Prospectus (i) present fairly in all material respects the consolidated financial position of the entities to which they relate as of and at the dates indicated and the results of their operations and cash flows for the periods specified and (ii) have been prepared in accordance with International Financial Reporting Standards or generally accepted accounting principles in Canada, as the case may be, applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto.

(gg)                            The pro forma financial information and the related notes thereto incorporated by reference in the Time of Sale Prospectus and the Prospectus present fairly in all material respects the information contained therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

(hh)                          The qualitative and quantitative data regarding proven and probable mineral reserves of the Company included in the Registration Statement, Prospectus and Time of Sale Prospectus (i) were derived in all material respects in accordance with the procedures described in the Registration Statement, Prospectus and Time of Sale Prospectus and all applicable industry standards, including Industry Guide 7 under the Exchange Act, and (ii) have been determined by SRK Consulting (U.S.), Inc., an independent consulting firm.

(ii)                                  The industry and market-related data, including supply, demand and pricing information, included in the Registration Statement, Prospectus and the Time of Sale Prospectus are based on or derived from sources that the Company reasonably believes to be reliable and accurate in all material respects, and the Company has obtained the consent to the use of such data from such sources to the extent required.

(jj)                                No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Registration Statement, the Time of Sale Prospectus or the Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(kk)                          The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(ll)                                  The offers and sales of the Securities to purchasers in the United States and elsewhere outside of Canada will not result in a contravention of any Canadian securities laws applicable to the Company.

2.                                      Agreements To Sell and Purchase. Upon the terms set forth herein, the Company agrees to issue and sell to the several Underwriters the Firm Securities.  On the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, each Underwriter agrees, severally and not jointly, to purchase from the Company the respective principal amount of Firm Securities set forth in Schedule I hereto opposite the name of such Underwriter at a purchase price of 96.0% of the principal amount thereof (the “Purchase Price”) plus accrued interest, if any, from January 30, 2013 to the Closing Date.

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Underwriters the Additional Securities, and the Underwriters shall have the right to purchase, severally and not jointly, the Additional Securities or any portion of the aggregate principal amount of Additional Securities at the Purchase Price plus accrued interest, if any, from Closing Date to the date of payment and delivery.  The Representatives may exercise this right on behalf of the Underwriters in whole or from time to time in part by giving written notice to the Company not later than 30 days after the date of this Agreement.  Any exercise notice shall specify the principal amount of Additional Securities to be purchased by the Underwriters and the date on which such Additional Securities are to be purchased.  Each purchase date must be at least one business day after the written notice is given and may not be earlier than the Closing Date for the Firm Securities nor later than ten business days after the date of such notice; provided, however, that if notice is received prior to the Closing Date, the purchase date will be the Closing Date.  Additional Securities may be purchased as provided in Section 4 hereof solely for the purpose of covering sales of Securities in excess of the principal amount of the Firm Securities.  On each day, if any, that Additional Securities are to be purchased (an “Option Closing Date”), each Underwriter agrees, severally and not jointly, to purchase the principal amount of Additional

Securities (subject to such adjustments to eliminate fractional Securities as the Representatives may determine) that bears the same proportion to the principal amount of Additional Securities to be purchased on such Option Closing Date as the principal amount of Firm Securities set forth in Schedule I hereto opposite the name of such Underwriter bears to the principal amount of Firm Securities.

The Company hereby agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the period ending 90 days after the date of the Prospectus (the “restricted period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any other securities so owned convertible into or exercisable or exchangeable for Common Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (iii) file any registration statement with the Commission relating to the offering of any shares of Common Stock or such other securities.

The restrictions contained in the preceding paragraph shall not apply to (i) the Securities to be sold hereunder or the shares of Common Stock to be sold under the underwriting agreement dated the date hereof (including, without limitation, any supplemental borrowed shares of Common Stock) among the Company and the underwriters party thereto; (ii) the entry into, and transactions pursuant to, the Share Lending Agreement (as defined below); (iii) issuances of shares of Common Stock upon the conversion of shares of, or as paid as a dividend upon, the Securities, the Company’s outstanding 6.00% Convertible Senior Notes due 2017, the Company’s outstanding 3.25% Convertible Senior Notes due 2016, the Series A Mandatory Convertible Preferred Stock, par value $0.001 per share, of the Company or the Exchangeable Shares of MCP Exchangeco Inc.; (iv) issuances of shares of Common Stock, options, warrants or other equity awards relating to Common Stock pursuant to the Molycorp, Inc. 2010 Equity and Performance Incentive Plan, provided that such shares, options, warrants or other equity awards are restricted through the restricted period; (v) issuances of shares of Common Stock pursuant to the Molycorp, Inc. 2012 Employee Stock Purchase Plan; (vi) in the case of any existing warrant or option to purchase, or other equity award for, shares of Common Stock that is disclosed in the Registration Statement, the Prospectus and the Time of Sale Prospectus, the issuance by the Company of shares of Common Stock upon the exercise or vesting of such warrant, option or equity award, as the case may be; (vii) the filing of a registration statement on Form S-8 or other appropriate forms as required by the Securities Act, and any amendments thereto, relating to the Common Stock or other equity-based securities issuable pursuant to the

Molycorp, Inc. 2010 Equity and Performance Incentive Plan or the Molycorp, Inc. 2012 Employee Stock Purchase Plan; (viii) the filing of a registration statement on Form S-4 or other appropriate forms as required by the Securities Act, and any amendments thereto, related to the Common Stock or other equity securities of the Company issuable in connection with any merger, acquisition or other business combination, provided that three (3) days’ advance notice of such filing is provided to the Representatives; (ix) any offer or entry into a contract to sell any shares of Common Stock, options, warrants or other convertible securities relating to Common Stock, in connection with any bona fide merger, acquisition, business combination, joint venture or strategic or commercial relationship, to a third party or group of third parties (each an “M&A Transaction”), and any public announcement relating to any such offer or entry into a contract, provided that three (3) days’ advance notice of such announcement is provided to the Representatives; and (x) any issuance of shares of Common Stock, options, warrants or other convertible securities relating to Common Stock, in connection with any M&A Transaction of which the Underwriters have been advised three (3) days in advance, provided that the recipient of such shares of Common Stock, options, warrants or other convertible securities relating to Common Stock so issued shall agree to be bound by the restrictions in the preceding paragraph until the expiration of the restricted period, and provided that the amount of shares of Common Stock, options, warrants or other convertible securities relating to Common Stock issued in all M&A Transactions in the aggregate do not exceed an amount greater than 15% of the Common Stock outstanding on the date hereof.

3.                                      Terms of Public Offering. The Representatives advise the Company that the Underwriters propose to make a public offering of their respective portions of the Securities as soon after the Registration Statement and this Agreement have become effective as in the Representatives’ judgment is advisable.  The Representatives further advise the Company that the Securities are to be offered to the public upon the terms set forth in the Prospectus.

4.                                      Payment and Delivery. Payment for the Firm Securities shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Firm Securities for the respective accounts of the several Underwriters at 12:00 p.m., New York City time, on January 30, 2013, or at such other time on the same or such other date, not later than February 6, 2013 as shall be designated in writing by the Representatives.  The time and date of such payment are hereinafter referred to as the “Closing Date.”

Payment for any Additional Securities shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Additional Securities for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on the date specified in the corresponding notice described in Section 2 hereof or at such other time on the same or on such other date, in any event not later than March 8, 2013, as shall be designated in writing by the Representatives.

The Securities shall be in definitive form or global form, as specified by the Representatives, and registered in such names and in such denominations as the Representatives shall request in writing not later than one full business day prior to the Closing Date or the applicable Option Closing Date, as the case may be.  The Firm Securities and Additional Securities shall be delivered to the Representatives on the Closing Date or an Option Closing Date, as the case may be, for the respective accounts of the several Underwriters.  The Purchase Price payable by the Underwriters shall be (i) reduced by any transfer taxes paid by, or on behalf of, the Underwriters in connection with the transfer of the Securities to the Underwriters duly paid and (ii) shall be treated as satisfied to the extent of any amount withheld and paid over to the applicable taxing authority as required by law.

5.                                      Conditions to the Underwriters’ Obligations.  The several obligations of the Underwriters to purchase and pay for the Securities as provided herein on the Closing Date or any Option Closing Date are subject to the following conditions:

(a)                                 Subsequent to the execution and delivery of this Agreement and prior to the Closing Date or the Option Closing Date, as the case may be:

(i)                                  there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act; and

(ii)                               there shall not have occurred any change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus as of the date of this Agreement that, in the Representatives’ judgment, is material and adverse and that makes it, in the Representatives’ judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Time of Sale Prospectus.

(b)                                 The Underwriters shall have received on the Closing Date or the Option Closing Date, as the case may be, a certificate, dated the Closing Date or the Option Closing Date, as the case may be, and signed by an executive officer of the Company, to the effect set forth in Section 5(a)(i) above and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date or the Option Closing Date, as the case may be, and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date or the Option Closing Date, as the case may be.

The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c)                                  The Underwriters shall have received on the Closing Date or the Option Closing Date, as the case may be, an opinion (including a 10b-5 statement) of Jones Day, outside counsel for the Company, dated as of the Closing Date or the Option Closing Date, as the case may be, in form and substance satisfactory to the Representatives.

The opinions of Jones Day described in this Section 5(c) shall be rendered to the Underwriters at the request of the Company and shall so state therein.

(d)                                 The Underwriters shall have received on the Closing Date or the Option Closing Date, as the case may be, an opinion and 10b-5 statement of Davis Polk & Wardwell LLP, counsel for the Underwriters, dated as of the Closing Date or the Option Closing Date, as the case may be, in form and substance satisfactory to the Representatives.

(e)                                  The Underwriters shall have received, on each of the date hereof and the Closing Date or the Option Closing Date, as the case may be, a letter dated the date hereof, the Closing Date or the Option Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from each of PricewaterhouseCoopers LLP and KPMG LLP, each independent public accountants, with respect to the Company and Neo, respectively, and containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus; provided that the letters delivered on the Closing Date or the Option Closing Date, as the case may be, shall use a “cut-off date” not earlier than three business days before such Closing Date or the Option Closing Date, as the case may be.

(f)                                   The Underwriters shall have received on each of the date hereof and on the Closing Date or the Option Closing Date, as the case may be, a letter dated the date hereof, the Closing Date or the Option Closing Date, as the case may be, in form and substance satisfactory to the Representatives from SRK Consulting (U.S.), Inc., with respect to the qualitative and quantitative data regarding proven and probable mineral reserves of the Company included in the Registration Statement, the Time of Sale Prospectus and the Prospectus.

(g)                                  The “lock-up” agreements, each substantially in the form of Exhibit A hereto, between the Representatives and each of the entities and persons listed on Schedule III hereto relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to the Representatives on or before the date hereof, shall be in full force and effect on the Closing Date or the Option Closing Date, as the case may be.

(h)                                 The Maximum Number of Underlying Securities shall have been approved for listing, subject to notice of issuance, on the New York Stock Exchange (the “NYSE”), and evidence thereof shall have been provided to the Representatives.

(i)                                     The Representatives shall have received on and as of the Closing Date or the Option Closing Date, as the case may be, a certificate of Michael F. Doolan, Chief Financial Officer of the Company, dated as of the Closing Date or the Option Closing Date, respectively, in form and substance reasonably satisfactory to the Representatives, to the effect set forth in Exhibit C hereto.

(j)                                    The Company shall have entered into the Indenture at the Closing Date, and the Representatives shall have received executed copies thereof.

(k)                                 An affiliate of Morgan Stanley & Co. LLC shall have received from the Company the number of Borrowed Shares requested under any Borrowing Notice (as defined in the Share Lending Agreement) delivered pursuant to the Share Lending Agreement prior to 12:00 p.m. New York City time on the Closing Date or the Option Closing Date (as the case may be).

The several obligations of the Underwriters to purchase Securities hereunder are subject to the delivery to the Representatives on the applicable Closing Date or Option Closing Date, as the case may be, of such documents as the Representatives may reasonably request with respect to the good standing of the Company, the due authorization, execution, issuance and authentication of the Securities to be sold on the Closing Date or such Option Closing Date, as the case may be, and other matters related to the execution, issuance and authorization of such Securities.

If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Representatives by notice to the Company at any time on or prior to the Closing Date or Option Closing Date, as the case may be, which termination shall be without liability on the part of any party to any other party, except that Sections 7, 9 and 12 hereof shall at all times be effective and shall survive such termination.

6.                                      Covenants of the Company. The Company covenants with each Underwriter as follows:

(a)                                 To furnish to the Representatives, without charge, three signed copies of the Registration Statement (including exhibits thereto) and for delivery to each other Underwriter a conformed copy of the Registration Statement (without exhibits thereto) and to furnish to the Representatives in New York City, without charge, prior to noon New York City time on the business day next succeeding the date of this Agreement, or such other time as may be agreed to by the Company and the Representatives, and during the period mentioned in Section 6(e) or 6(f) below, as many copies of the Time of Sale Prospectus, the Prospectus and any supplements and amendments thereto or the Registration Statement as the Representatives may reasonably request.

(b)                                 Before amending or supplementing the Registration Statement, the Time of Sale Prospectus or the Prospectus, to furnish to the Representatives a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which the Representatives reasonably object, and to file with the Commission within the applicable period specified in Rule 424(b) under the Securities Act any prospectus required to be filed pursuant to such Rule.

(c)                                  To furnish to the Representatives a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company in connection with the sale of the Securities pursuant to this Agreement and not to use or refer to any proposed free writing prospectus in connection with the sale of the Securities pursuant to this Agreement to which the Representatives reasonably object.

(d)                                 Not to take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus in connection with the sale of the Securities pursuant to this Agreement prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder.

(e)                                  If the Time of Sale Prospectus is being used to solicit offers to buy the Securities at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when the Time of Sale Prospectus is delivered to a prospective purchaser, be misleading or so that the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.

(f)                                   If, in the reasonable opinion of counsel for the Underwriters, during such period after the first date of the public offering of the Securities, the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, not misleading, or if, in the reasonable opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses the Representatives will furnish to the Company) to which Securities may have been sold by the Representatives on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.

(g)                                  To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representatives shall reasonably request; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(h)                                 To make generally available to the Company’s security holders and to the Representatives as soon as practicable an earnings statement covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the date of this Agreement that shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

(i)                                     To use all reasonable efforts to maintain the listing of the Maximum Number of Underlying Securities on the NYSE for as long as any Securities are outstanding.

(j)                                    To prepare a final term sheet relating to the offering of the Securities, containing only information that describes the final terms of the offering of the Securities and, if applicable, the concurrent offering of Primary Shares and Borrowed Shares, in a form consented to by the Representatives and to file such final term sheet on the date the final terms have been established for the offering of the Securities.

(k)                                 To reserve and keep available at all times, free of preemptive rights, the Maximum Number of Underlying Securities.

7.                                      Expenses.  Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Company agrees to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel and accountants and other advisors in connection with the registration, issuance and sale of the Securities under the Securities Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Company in connection with the sale of the Securities pursuant to this Agreement and amendments and supplements to any of the foregoing, including the filing fees payable to the Commission relating to the Securities (within the time required by Rule 456(b)(1) under the Securities Act, if applicable), all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the Securities sold by the Company to the Underwriters, including any transfer or other taxes payable thereon, (iii) the reasonable cost of printing or producing any Blue Sky or “world sky” memorandum in connection with the offer and sale of the Securities under state or foreign securities laws and all reasonable, documented expenses in connection with the qualification or registration of the Securities for offer and sale under state or foreign securities laws, subject to and as provided in Section 6(g) hereof, including filing fees and the reasonable fees and disbursements of one counsel for the Underwriters not to exceed $15,000 in connection with such qualification and in connection with the Blue Sky or any “world sky” memorandum, (iv) any fees charged by rating agencies for the rating of the Securities, (v) all filing fees and reasonable fees and disbursements of one counsel to the Underwriters not to exceed $20,000 incurred in connection with the review and qualification of the offering of the Securities by the Financial Industry Regulatory Authority, (vi) the fees and expenses, if any, incurred in connection with the admission of the Securities for trading on any appropriate market system, (vii) the costs and charges of the Trustee and any transfer agent, registrar or depositary, (viii) the cost of the preparation, issuance and delivery of the Securities, (ix) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, travel and lodging expenses of the representatives and officers of the Company, and 50% of the cost of any aircraft chartered in connection with the road show, and (x) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section 7.  It is understood, however, that except as provided in this Section 7, Section 9 entitled “Indemnity and Contribution” and the last paragraph of Section 11 below, the Underwriters will pay all of their costs and expenses, including, without limitation, fees and disbursements of their counsel, 50% of the cost of any aircraft chartered in connection with the road show, transfer taxes payable on resale of any of the Securities by them and any advertising expenses connected with any offers they may make.

8.                                      Covenants of the Underwriters.  Each Underwriter severally covenants with the Company not to take any action that would result in the Company being required to file with the Commission under Rule 433(d) a free writing prospectus prepared by or on behalf of such Underwriter that otherwise would not be required to be filed by the Company thereunder, but for the action of the Underwriter.

9.                                      Indemnity and Contribution.  (a) The Company agrees to indemnify and hold harmless each Underwriter, each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (i) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) caused by any untrue statement or alleged untrue statement of a material fact contained in the Time of Sale Prospectus, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, or the Prospectus or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except in each case insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in the Registration Statement, the Time of Sale Prospectus, any issuer free writing prospectus, the Prospectus or any amendment or supplement thereto.

(b)                                 Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, the directors of the Company, the officers of the Company who sign the Registration Statement, each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each affiliate of the Company within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (i) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) caused by any untrue statement or alleged untrue statement of a material fact contained in the Time of Sale Prospectus, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, or the Prospectus or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only with reference to information relating to such Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in the Registration Statement, the Time of Sale Prospectus, any issuer free writing prospectus or the Prospectus or any amendment or supplement thereto.

(c)                                  In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 9(a) or 9(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding.  In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding

(including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has reasonably concluded (based on the advice of counsel) that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for (i) the fees and expenses of more than one separate firm (in addition to any local counsel) for all Underwriters and all persons, if any, who control any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act or who are affiliates of any Underwriter within the meaning of Rule 405 under the Securities Act and (ii) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act or who are affiliates of the Company within the meaning of Rule 405 under the Securities Act, and that all such fees and expenses shall be reimbursed as they are incurred.  In the case of any such separate firm for the Underwriters and such control persons and affiliates of any Underwriter, such firm shall be designated in writing by the Representatives.  In the case of any such separate firm for the Company, and such directors, officers and control persons and affiliates of the Company, such firm shall be designated in writing by the Company.  The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)                                 To the extent the indemnification provided for in Section 9(a) or 9(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 9(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 9(d)(i) above but also the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Company and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate initial public offering price of the Securities set forth in the Prospectus.  The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Underwriters’ respective obligations to contribute pursuant to this Section 9 are several in proportion to the respective principal amount of Securities they have purchased hereunder, and not joint.

(e)                                  The Company and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 9 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 9(d).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 9(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 9, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The remedies provided for in this Section 9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.  No party shall be liable for contribution under this Section 9(e) except to the extent and under such circumstances as such party would have been liable for indemnification under this Section 9 if such indemnification were available or enforceable under applicable law.

(f)                                   The indemnity and contribution provisions contained in this Section 9 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter or the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Securities.

10.                               Termination.  The Underwriters may terminate this Agreement by notice given by the Representatives to the Company, if  after the execution and delivery of this Agreement and prior to any Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the NYSE, the NYSE MKT, the NASDAQ Global Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States  shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in the Representatives’ judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in the Representatives’ judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Prospectus or the Prospectus.

11.                               Effectiveness; Defaulting Underwriters. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date or an Option Closing Date, as the case may be, any one or more of the Underwriters shall fail or refuse to purchase the Securities that it has or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of the Securities to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the principal amount of Firm Securities set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Firm Securities set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as the Representatives may specify, to purchase the Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of Securities that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 11 by an amount in excess of one-ninth of such principal amount of Securities without the written consent of such Underwriter.  If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Firm Securities and the aggregate principal amount of Firm Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Firm Securities to be purchased on such date, and arrangements satisfactory to the Representatives and the Company for the purchase of such Firm Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Company.  In any such case either the Representatives or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, in the Time of Sale Prospectus, in the Prospectus or in any other documents or arrangements may be effected.  If, on an Option Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Additional Securities and the aggregate principal amount of Additional Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Additional Securities to be purchased on such Option Closing Date, the non-defaulting Underwriters shall have the option to (i) terminate their obligation hereunder to purchase the Additional Securities to be sold on such Option Closing Date or (ii) purchase not less than the principal amount of Additional Securities that such non-defaulting Underwriters would have been obligated to purchase in the absence of such default.  Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

12.                               Reimbursement of the Expenses of the Underwriters. If this Agreement shall be terminated by the Underwriters, or any of them, pursuant to Section 10 or because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

13.                               Entire Agreement.  (a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Securities, represents the entire agreement between the Company and the Underwriters with respect to the preparation of any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, the conduct of the offering of the Securities, and the purchase and sale of the Securities.

(b)                                 The Company acknowledges that in connection with the offering of the Securities:  (i) the Underwriters have acted at arm’s length, are not agents of, and owe no fiduciary duties to, the Company or any other person, (ii) the Underwriters owe the Company only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, (iii) the Underwriters may have interests that differ from those of the Company and (iv) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby, and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.  The Company waives to the full extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Securities.

14.                               Counterparts.  This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15.                               Successors.  This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of the indemnified parties referred to in Section 9 hereof, and in each case their respective successors, and no other person will have any right or obligation hereunder.  The term “successors” shall not include any purchaser of the Securities from any of the Underwriters merely by reason of such purchase.

16.                               Partial Unenforceability.  The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof.  If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

17.                               Patriot Act Notice.  In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow  the underwriters to properly identify their respective clients.

18.                               Applicable Law.  This Agreement, and any claim, controversy or dispute relating to or arising from this Agreement, shall be governed by and construed in accordance with the internal laws of the State of New York.

19.                               Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

20.                               Notices.  All communications hereunder shall be in writing and effective only upon receipt and if to the Underwriters shall be delivered, mailed or sent to the Representatives at Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: Equity Syndicate Desk, with a copy to the Legal Department and J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179 (fax: (212) 622-8358), Attention: Equity Syndicate Desk; and if to the Company shall be delivered, mailed or sent to 5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, Colorado 80111, or fax to 303-843-8082, Attn: John F. Ashburn, Jr., with a copy to (which shall not constitute notice) Jones Day, 901 Lakeside Avenue, Cleveland, Ohio 44114, or fax to (216) 579-0212, Attention: Christopher M. Kelly, Esq.

If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours,

MOLYCORP, INC.

By:	/s/ Michael F. Doolan
Name: Michael F. Doolan
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Underwriting Agreement (Convertible Notes)]

Accepted as of the date hereof

Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC

Acting severally on behalf of themselves and the several Underwriters named in Schedule I hereto

By:	Morgan Stanley & Co. LLC

By:	/s/ Ashley MacNeil
Name: Ashley MacNeil
Title: Executive Director

[Signature Page to Underwriting Agreement (Convertible Notes)]

By:	J.P. Morgan Securities LLC

By:	/s/ Santosh Sreenivasan
Name: Santosh Sreenivasan
Title: Managing Director

[Signature Page to Underwriting Agreement (Convertible Notes)]

SCHEDULE I

Underwriter	Principal Amount of Firm Securities To Be Purchased

Morgan Stanley & Co. LLC	$93,000,000

J.P. Morgan Securities LLC	30,000,000

Credit Suisse Securities (USA) LLC	15,000,000

HSBC Brokerage (USA) Inc.	12,000,000

Total:	$150,000,000

I-1

SCHEDULE II

Time of Sale Prospectus

1.                                      Preliminary prospectus dated January 24, 2013

2.                                      Term Sheet attached as Exhibit B hereto

II-1

SCHEDULE III

List of Entities and Persons Subject to Lock-up

Name	Title

Constantine Karayannopoulos	President and Chief Executive Officer, Director

Russell D. Ball	Director

Ross R. Bhappu	Director

Brian T. Dolan	Director

John Graell	Director

Charles R. Henry	Director

Mark S. Kristoff	Director

Alec Machiels	Director

Jack E. Thompson	Director

James S. Allen	Senior Vice President and Treasurer

John F. Ashburn, Jr.	Executive Vice President and General Counsel

Geoffrey R. Bedford	Executive Vice President of Rare Earths and Magnetics

John L. Burba	Executive Vice President and Chief Technology Officer

Michael F. Doolan	Executive Vice President and Chief Financial Officer

Douglas J. Jackson	Senior Vice President, Business Development and Sales/Marketing

Molibdenos y Metales SA	—

PP IV Mountain Pass II, LLC	—

PP IV MP AIV 1, LLC	—

PP IV MP AIV 2, LLC	—

PP IV MP AIV 3, LLC	—

Resource Capital Fund IV L.P.	—

Resource Capital Fund V L.P.	—

Traxys S.a.r.l.	—

III-1

EXHIBIT A

FORM OF LOCK-UP LETTER

Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Ladies and Gentlemen:

The undersigned understands that (i) Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC (the “Convertible Offering Representatives”) propose to enter into an Underwriting Agreement (the “Convertible Underwriting Agreement”) with Molycorp, Inc., a Delaware corporation (the “Company”), providing for the public offering by the several underwriters to be named therein, including the Convertible Offering Representatives (the “Convertible Underwriters”), of convertible senior notes of the Company (the “Convertible Notes”), and (ii) Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Goldman, Sachs & Co. (the “Common Stock Offering Representatives” and, together with the Convertible Offering Representatives, the “Representatives”) propose to enter into an Underwriting Agreement (together with the Convertible Underwriting Agreement, the “Underwriting Agreements”) with the Company, providing for the public offering (together with the public offering of the Convertible Notes, the “Public Offerings”) by the several underwriters to be named therein, including the Common Stock Offering Representatives (together with the Convertible Underwriters, the “Underwriters”), of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”).

To induce the Underwriters that may participate in the Public Offerings to continue their efforts in connection with the Public Offerings, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley & Co. LLC acting on behalf of the Underwriters, it will not, during the period (the “restricted period”) commencing on the date hereof and ending 90 days after the date of the final prospectus supplement relating to each of the Public Offerings, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) the exercise of a warrant or an option to purchase, or the settlement of any other equity award for, shares of Common Stock (provided that any shares of Common Stock received are subject to the restrictions contained in this agreement), (b) in the case of an option to purchase shares of Common Stock expiring or restricted shares of Common Stock vesting during the restricted period, the sale or transfer of shares of Common Stock to the Company to satisfy any payment or withholding obligations in connection with the exercise of such option or vesting of such restricted shares, or in connection with any cashless exercise of a warrant to purchase shares of Common Stock, (c) the conversion of the Convertible Notes, the Company’s outstanding 6.00% Convertible Senior Notes due 2017, the Company’s outstanding 3.25% Convertible Senior Notes due 2016, the Series A Mandatory Convertible Preferred Stock, par value $0.001 per share, of the Company or other equity interest of the Company into shares of Common Stock, (d) exchange of outstanding Exchangeable Shares of MCP Exchangeco Inc. and the issuance of shares of Common Stock by the Company upon the exchange of such Exchangeable Shares, (e) transactions relating to shares of Common Stock or  such other securities acquired in open market transactions after the completion of the Public Offerings, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or such other securities acquired in such open market transactions, (f) transfers of shares of Common Stock or such other securities (1) as a bona fide gift, (2) to any affiliate of the undersigned, (3) to any trust for the direct or indirect benefit of the undersigned or an immediate family member of the undersigned or (4) to any immediate family member of the undersigned, (g) transfers of shares of Common Stock or such other securities pursuant to the laws of descent or distribution, provided that in the case of any transfer or distribution pursuant to clause (f) and (g) above, (x) each transferee shall sign and deliver a lock-up letter substantially in the form of this letter and (y) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock or such other securities, shall be required or shall be voluntarily made during the 90-day restricted period referred to in the foregoing sentence, or (h) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock or such other securities, provided that such plan does not provide for the transfer of shares of Common Stock or such other securities during the 90-day restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the undersigned or the Company during the 90-day restricted period.  In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley & Co. LLC acting on behalf of the Underwriters, it will not, during the 90-day restricted period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or such other securities.  The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar and indenture trustee against the transfer of the undersigned’s shares of Common Stock or such other securities, except in compliance with the foregoing restrictions.

This agreement shall automatically terminate and be of no further effect upon the earliest to occur, if any, of (i) the Company advising Morgan Stanley & Co. LLC in writing, prior to execution of either of the Underwriting Agreements, that it has determined not to proceed with either Public Offering, and (ii) February 28, 2013 if a closing for neither of the Public Offerings has occurred as of that time.

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offerings.  The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not either Public Offering actually occurs depends on a number of factors, including market conditions.  Each Public Offering will only be made pursuant to the applicable Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Representatives for such Public Offering.

Very truly yours,

(Name)

(Address)

EXHIBIT B

Pricing Term Sheet	Issuer Free Writing Prospectus
Dated January 24, 2013	Filed Pursuant to Rule 433
Registration Statement No. 333-183336
Supplementing the Preliminary
Prospectus Supplements dated January 23, 2013
(To Prospectus dated August 16, 2012)

Molycorp, Inc.

5.50% Convertible Senior Notes due 2018

and

Common Stock

The information in this pricing term sheet relates to Molycorp, Inc.’s offering of its 5.50% Convertible Senior Notes due 2018 (the “Notes Offering”) and its offering of shares of its common stock (the “Common Stock Offering”) and should be read together with the preliminary prospectus supplement dated January 23, 2013 relating to the Notes Offering (the “Notes Preliminary Prospectus Supplement”) and the preliminary prospectus supplement dated January 23, 2013 relating to the Common Stock Offering (the “Common Stock Preliminary Prospectus Supplement”), in each case, including the documents incorporated by reference therein, and the base prospectus dated August 16, 2012, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-183336.  Terms used herein but not defined herein shall have the respective meanings as set forth in the Notes Preliminary Prospectus Supplement or the Common Stock Preliminary Prospectus Supplement, as applicable. All references to dollar amounts are references to U.S. dollars.

General

Issuer:	Molycorp, Inc. (“Molycorp”)

Ticker / Exchange:	MCP / The New York Stock Exchange (“NYSE”)

Notes Offering

Securities offered:	5.50% Convertible Senior Notes due 2018 (the “Notes”)

Aggregate principal amount offered (excluding the underwriters’ over-allotment option):	$150,000,000

Officer, director and significant stockholder participation:

Constantine Karayannopoulos, Molycorp’s President and Chief Executive Officer, some of Molycorp’s other executive officers and directors and Molibdenos y Metales S.A., one of Molycorp’s significant stockholders, have indicated their intention to purchase up to $20,500,000 aggregate principal amount of the Notes.

Offering price:	The Notes will be issued at a price of 100% of their principal amount, plus accrued interest, if any, from January 30, 2013.

Underwriters’ over-allotment option:	$22,500,000 aggregate principal amount of Notes

Annual interest rate:	The Notes will bear interest at a rate equal to 5.50% per annum from January 30, 2013.

Interest payment dates:	February 1 and August 1 of each year, beginning on August 1, 2013

Maturity date:	February 1, 2018

Conversion premium:	Approximately 20.0% above the public offering price in the Common Stock Offering

Initial conversion price:	Approximately $7.20 per share of Common Stock

Initial conversion rate:	138.8889 shares of Common Stock per $1,000 principal amount of Notes

CUSIP:	608753 AH2

ISIN:	US608753AH26

Ranking:	The Notes will be Molycorp’s senior unsecured obligations and will rank:

• senior in right of payment to Molycorp’s existing and future indebtedness that is expressly subordinated in right of payment to the Notes;

• equal in right of payment to Molycorp’s existing and future unsecured indebtedness that is not so subordinated;

• effectively junior in right of payment to any of Molycorp’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and

• structurally junior to all existing and future indebtedness (including trade payables) incurred by Molycorp’s subsidiaries.

Fundamental change:

If Molycorp undergoes a “fundamental change” (as defined in the Notes Preliminary Prospectus Supplement), subject to certain conditions, holders may require Molycorp to repurchase for cash all or part of their Notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes” in the Notes Preliminary Prospectus Supplement.

Redemption at Molycorp’s option:

Molycorp may not redeem the Notes prior to February 1, 2016. Molycorp may redeem for cash all or part of the Notes, at its option, on any business day on or after February 1, 2016 if the last reported sale price of the Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which Molycorp provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which Molycorp provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No “sinking fund” is provided for the Notes, which means that Molycorp is not required to redeem or retire the Notes periodically.

Molycorp will give notice of any redemption not less than 40 nor more than 60 calendar days before the redemption date by mail or electronic delivery to the trustee, the paying agent and each holder of Notes. See “Description of Notes—Optional Redemption” in the Notes Preliminary Prospectus Supplement.

Use of proceeds:

Molycorp estimates that the net proceeds from the Notes Offering will be approximately $143.5 million (or approximately $165.1 million if the underwriters exercise their over-allotment option in full), after deducting the underwriters’ discount and estimated fees and expenses payable by Molycorp.

Molcyorp intends to use the net proceeds from the Notes Offering, along with any net proceeds Molycorp receives from the Common Stock Offering, to fund current capital needs for capital expenditures and other cash requirements for 2013, including, without limitation, capital expenditures at the Molycorp Mountain Pass facility. See “Use of Proceeds” in the Notes Preliminary Prospectus Supplement.

Public offering price, underwriting discount and proceeds:	The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to Molycorp:

		Per Note	Total
	Public offering price(1)	$1,000.00	$150,000,000.00
	Underwriting discounts and commissions	$40.00	$6,000,000.00
	Proceeds, before expenses, to Molycorp	$960.00	$144,000,000.00

	(1) Plus accrued interest, if any, from the Settlement Date.

Adjustment to conversion rate upon a make-whole fundamental change:

The table below sets forth the number of additional shares, if any, of Common Stock to be added to the conversion rate per $1,000 principal amount of Notes that are converted in connection with a “make-whole fundamental change” as described in the Notes Preliminary Prospectus Supplement, based on the stock price and effective date of the make-whole fundamental change.

	Stock Price
Effective Date	$6.00	$7.00	$8.00	$10.00	$12.50	$15.00	$20.00	$25.00	$30.00	$35.00	$40.00	$50.00
January 30, 2013	27.7777	20.5610	16.0377	10.9239	7.6601	5.7493	3.5146	2.2233	1.3987	0.8522	0.4891	0.1102
February 1, 2014	27.7777	17.9193	13.1376	8.2668	5.6132	4.2069	2.6140	1.6858	1.0795	0.6661	0.3842	0.0825
February 1, 2015	27.7777	15.2267	9.7490	4.9109	3.0578	2.2946	1.4571	0.9614	0.6318	0.3996	0.2338	0.0465
February 1, 2016	27.7777	13.6812	6.6074	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
February 1, 2017	27.7777	12.1195	5.5346	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
February 1, 2018	27.7777	3.9682	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•                  If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•                 If the stock price is greater than $50.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•                 If the stock price is less than $6.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of Notes exceed 166.6666 shares of Common Stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments” in the Notes Preliminary Prospectus Supplement.

Common Stock Offering

Securities offered (excluding the underwriters’ option to purchase additional Shares):

45,166,666 shares of common stock, par value $0.001 per share, of Molycorp (the “Common Stock”), of which 37,500,000 shares are being offered and sold by Molycorp (the “Primary Shares”) and up to 7,666,666 shares will be loaned by Molycorp to the Share Borrower (the “Borrowed Shares”). 6,333,333 of the Borrowed Shares (the “Initial Borrowed Shares”) will be sold by Morgan Stanley & Co. LLC, one of the Underwriters of the Common Stock Offering, concurrently with the Primary Shares for settlement on the Settlement Date. The remaining up to 1,333,333 Borrowed Shares (the “Supplemental Borrowed Shares”) may be sold from time to time by the Share Borrower, or its affiliates, following the sale of the Initial Borrowed Shares, in transactions, including block sales, on The New York Stock Exchange, in the over-the-counter market, in negotiated transactions or otherwise. The Supplemental Borrowed Shares will be sold at market prices prevailing at the time of sale or at negotiated prices. In connection with the sale of the Supplemental Borrowed Shares, the Share Borrower, or its affiliates, may effect such transactions by selling the shares of Common Stock to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the Share Borrower and/or from purchasers of shares of Common Stock for whom the dealers may act as agents or to whom they may sell as principals. Over the same period that the Share Borrower, or its affiliates, sells any Supplemental Borrowed Shares, it or its affiliates may, in its discretion, purchase an equal number of shares of Common Stock on the open market.

Officer and significant stockholder participation:

Constantine Karayannopoulos, Molycorp’s President and Chief Executive Officer, and Molibdenos y Metales S.A., one of Molycorp’s significant stockholders, have indicated their intention to purchase up to an aggregate of $90,100,000 of the Common Stock in the Common Stock Offering.

Underwriters’ option to purchase additional Shares:	5,625,000 Primary Shares

Share Borrower:	Morgan Stanley Capital Services LLC, an affiliate of Morgan Stanley & Co. LLC

Share lending agreement:

The Borrowed Shares will be lent by Molycorp to the Share Borrower pursuant to a share lending agreement between Molycorp and the Share Borrower, acting through its agent. While the Borrowed Shares will be considered issued and outstanding for corporate law purposes, Molycorp believes that under U.S. generally accepted accounting principles currently in effect, the Borrowed Shares will not be considered outstanding for the purpose of computing and reporting earnings per share because the Borrowed Shares are required to be returned to Molycorp. Molycorp will not receive any proceeds from the sale of the Borrowed Shares in the Common Stock Offering, but will receive a nominal lending fee from the Share Borrower for the use of the Borrowed Shares.

Public offering price, underwriting discount and proceeds:	The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to Molycorp:

	Per Primary Share	Per Borrowed Share	Total
Public offering price	$6.00	$6.00	$262,999,998.00
Underwriting discounts and commissions(1)	$0.36	$0.00	$13,500,000.00
Proceeds, before expenses, to Molycorp	$5.64	$0.00	$211,500,000.00

	(1) Will not apply to shares of Common Stock purchased by officers and certain significant stockholders.

Other Offering Information

Trade date:	January 25, 2013

Settlement date:	January 30, 2013

Joint book-running managers for the Notes Offering:	Morgan Stanley & Co. LLC J.P. Morgan Securities LLC

Underwriters of the Common Stock Offering:	Morgan Stanley & Co. LLC J.P. Morgan Securities LLC Goldman, Sachs & Co.

The Issuer has filed a registration statement (including the Notes Preliminary Prospectus Supplement, the Common Stock Preliminary Prospectus Supplement, each dated January 23, 2013, and an accompanying prospectus for each, dated August 16, 2012) with the Securities and Exchange Commission, or SEC, for the Notes Offering and the Common Stock Offering to which this communication relates. Before you invest, you should read the Notes Preliminary Prospectus Supplement, the Common Stock Preliminary Prospectus Supplement and each accompanying prospectus in that registration statement and other documents Molycorp has filed with the SEC for more complete information about Molycorp, the Notes Offering and the Common Stock Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the Notes Preliminary Prospectus Supplement and the accompanying prospectus may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, Second Floor, New York, NY 10014 (email address: prospectus@morganstanley.com) or from J.P. Morgan Securities LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-866-803-9204 and copies of the Common Stock Preliminary Prospectus Supplement and the accompanying prospectus may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, Second Floor, New York, NY 10014 (email address: prospectus@morganstanley.com), from J.P. Morgan Securities LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-866-803-9204 or from Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, or email: prospectus-ny@ny.email.gs.com.

This communication should be read in conjunction with the Notes Preliminary Prospectus Supplement, the Common Stock Preliminary Prospectus Supplement, each dated January 23, 2013, and the accompanying prospectus, dated August 16, 2012. The information in this communication supersedes the information in the Notes Preliminary Prospectus Supplement, the Common Stock Prospectus Supplement and the accompanying prospectus to the extent inconsistent with the information in such Notes Preliminary Prospectus Supplement, Common Stock Preliminary Prospectus Supplement and the accompanying prospectus. Terms used but not defined herein have the meanings given in the Notes Preliminary Prospectus Supplement or the Common Stock Preliminary Prospectus Supplement, as applicable.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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EXHIBIT C

FORM OF CHIEF FINANCIAL OFFICER’S CERTIFICATE

Capitalized terms not defined in this certificate have the meaning ascribed to them in that certain Underwriting Agreement dated as of January [•], 2013 (the “Underwriting Agreement”), among Molycorp, Inc. (the “Company”), and Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Goldman, Sachs & Co., as representatives of the several Underwriters named therein (the “Underwriters”).

This certificate is given in connection with the offering by the Company  of its [•]% Convertible Senior Notes due 2018 (the “Notes”), pursuant to a preliminary prospectus supplement (the “Preliminary Prospectus Supplement”), the other information included in Schedule II to the Underwriting Agreement (taken together with the Preliminary Prospectus Supplement, the “Time of Sale Prospectus”) and a final prospectus (the “Final Prospectus”).  In connection with the foregoing, I, Michael F. Doolan, Chief Financial Officer of the Company, have been asked to deliver this certificate on behalf of the Company to the Underwriters.

I hereby certify, on behalf of the Company and pursuant to Section 5(i) of the Underwriting Agreement, as of the date hereof that:

1.              I am familiar with the internal accounting records of the Company.

2.              I have read the unaudited consolidated balance sheet of the Company and subsidiaries as of September 30, 2012, and unaudited consolidated statements of operations, stockholders’ equity and cash flows for the nine-month period ended September 30, 2012, included in the Time of Sale Prospectus and the Final Prospectus. No consolidated financial statements as of any date or for any period subsequent to September 30, 2012 are available.

3.              To my knowledge, except as set forth below, (i) at January [•], 2013, there was no decrease in consolidated cash of the Company and its subsidiaries as compared with the amount shown in the September 30, 2012 unaudited condensed consolidated balance sheet included in the Time of Sale Prospectus and the Final Prospectus, and (ii) for the period from September 30, 2012 to January [•], 2013, there were no decreases, as compared to the corresponding period in the preceding year, in consolidated revenue or in the total or per-share amounts of income before extraordinary items or of net income, except in all instances for changes,

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increases, or decreases that the Time of Sale Prospectus and the Final Prospectus disclose have occurred or may occur.

4.              I have read the unaudited pro forma combined statements of income for the six-month period ended June 30, 2012 and the nine-month period ended September 30, 2012, included in the Time of Sale Prospectus and the Final Prospectus.

5.              I have compared the historical amounts in the unaudited pro forma condensed consolidated financial statement for Molycorp Minerals Canada ULC (formerly Neo Material Technologies Inc.) to its accounting records and found such amounts to be in agreement.

6.              Attached hereto as Exhibit A are selected pages from the included in the Time of Sale Prospectus and the Final Prospectus, which contain certain financial information and related data of the Company (the “Financial Information”). The Financial Information (a) is derived from the books and records of the Company and its subsidiaries and (b) is a true and correct measurement, and fairly presents in all material respects the Company’s calculation, of the aforementioned Financial Information for the period presented.

IN WITNESS WHEREOF, I have hereunto signed my name on this        day of                                .

Name:	Michael F. Doolan
Title:	Chief Financial Officer

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